Exhibit 16.1
FEDERATED EQUITY FUNDS
UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Equity Funds (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 7, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED,
that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Clover Capital Enhanced Small Cap Value Equity Common Funds, Clover Capital Mid Cap Value Equity Common Fund and Clover Capital Multi Cap Value Equity Common Fund, each organized as a separate Delaware limited liability company into Federated Clover Small Value Fund, Federated Clover Mid Value Fund and Federated Clover Value Fund, portfolios of the Trust, respectively.

WITNESS the due execution hereof this 13th day of November, 2008.

John F. Donahue /S/ John F. Donahue	Peter E. Madden /S/ Peter E. Madden
Thomas G. Bigley /S/ Thomas G. Bigley	Charles F. Mansfield, Jr. /S/ Charles F. Mansfield, Jr.
John T. Conroy, Jr. /S/ John T. Conroy, Jr.	John E. Murray, Jr. /S/ John E. Murray, Jr.
Nicholas P. Constantakis /S/ Nicholas P. Constantakis	R. James Nicholson /S/ R. James Nicholson
John F. Cunningham /S/ John F. Cunningham	Thomas M. O’Neill /S/ Thomas M. O’Neill
J. Christopher Donahue /S/ J. Christopher Donahue	Marjorie P. Smuts /S/ Marjorie P. Smuts
John S. Walsh /S/ John S. Walsh	James F. Will /S/ James F. Will